UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2013

First Data Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

(404) 890-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events

On May 15, 2013, First Data Corporation (the “Company”) issued a press release to announce that it intends to offer $500 million aggregate principal amount of its senior subordinated notes due 2021 (the “notes”).  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Subsequently, on May 15, 2013, the Company increased the offering size of the notes to an aggregate principal amount of $750 million and set the coupon rate at 11.75%. The notes will be issued at par.

The Company intends to use the net proceeds from the offering of the notes, together with cash on hand, to (i) redeem $520 million aggregate principal amount of its 11.25% Senior Subordinated Notes due 2016 (the “11.25% Subordinated Notes”), (ii) repurchase $230 million aggregate principal amount of its outstanding 11.25% Subordinated Notes in a privately negotiated transaction with an existing holder of such notes and (iii) pay related fees and expenses.

On May 15, 2013, the Company exercised its right under the indenture governing the 11.25% Subordinated Notes to optionally redeem $520 million aggregate principal amount of its 11.25% Subordinated Notes. The 11.25% Subordinated Notes are currently redeemable at a price of 102.813 % of the aggregate principal amount thereof plus accrued and unpaid interest. This Current Report does not constitute a notice of redemption of the 11.25% Subordinated Notes.

Item 9.01 Financial Statements and Exhibits

99.1             Press release dated May 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: May 16, 2013.	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX 99.1	Press release dated May 15, 2013